Exhibit 99.1

FUTUREFUEL ANNOUNCES SECOND QUARTER 2026 RESULTS

BATESVILLE, Ark., August 10, 2026 – FutureFuel Corp. (NYSE: FF) (“FutureFuel” or the “Company”), a manufacturer of custom and performance chemicals and biofuels, today announced financial results for the second quarter and six months ended June 30, 2026.

SECOND QUARTER 2026 RESULTS

(As compared to the Second Quarter 2025(1))

●	Total Revenues of $78.7 million, +120.6%
●	Chemical revenue +55.5%; Biofuel revenue +177.5%
●	GAAP Net Income of $11.4 million, or $0.25 per diluted share, +$25.6 million
●	Adjusted EBITDA of $11.8 million, +$23.2 million(2)
●	New customer wins within Chemicals segment to support improved asset optimization
●	Improved regulatory clarity supports Biofuel production growth
●	Anticipate positive Adjusted EBITDA in full-year 2026, excluding non-cash derivative timing differences related to changes in physical commodity prices(3)

(1)	Adjusted to reflect the change in accounting methodology from LIFO to moving average cost method for inventory valuation.
(2)	A non-GAAP financial measure. See “Non-GAAP Financial Measures” for a description of the measure and a reconciliation to the applicable GAAP measure.
(3)

A non-GAAP financial measure. No reconciliation for full-year 2026 Adjusted EBITDA is included herein because we are unable to quantify certain amounts that would be required to be included in such reconciliation without unreasonable efforts due to the high variability and difficulty to predict certain items excluded from Adjusted EBITDA.

MANAGEMENT COMMENTARY

“The second quarter marked a return to profitable growth for FutureFuel, a performance driven by strengthening end-market demand, improved production economics, continued cost discipline, and enhanced optimization of our Batesville plant,” stated Roeland Polet, Chairman and Chief Executive Officer of FutureFuel. “At a strategic level, we remain highly focused on driving safe, reliable operations across the organization, while continuing to pursue customer co-investments in new capacity and capabilities as we seek to further accelerate growth within our core specialty chemical contract manufacturing markets.  As before, we remain on pace to deliver positive Adjusted EBITDA for the full-year 2026.”

"During the second quarter, we delivered net income of $11.4 million, compared to a net loss of ($14.2) million in the prior year period," noted Polet. "While our second quarter results include a timing benefit related to ongoing biofuels hedging activity, our core business performed well in the period, delivering its strongest financial performance since the fourth quarter of 2024.”

“At an operational level, total production increased 26% on a year-over-year basis in the second quarter, supported by broad-based demand growth across our specialty chemicals and biofuels end-markets,” continued Polet. “Both segments generated positive gross profit per unit sold in the period and continue to exhibit strong operational momentum entering the second half of 2026.”

“Total chemicals segment production increased 34% year-over-year in the second quarter, as increased demand across key energy and industrial end-markets drove broad-based strength in both performance and custom chemicals manufacturing,” stated Polet. “Chemicals gross profit was $5.0 million in the second quarter, versus $1.1(3) million in the year-ago period, reflecting improved volume throughput and stronger margin realization."

"Biofuels segment production increased 21% year-over-year in the second quarter, despite the impact of a more than three-week biodiesel plant outage during the period, as improved regulatory clarity and mandated renewable fuel production targets for 2026 and 2027 incentivize domestic production,” noted Polet. “Biofuels gross profit was $10.1 million in the second quarter, versus a gross loss of ($13.5) million in the year-ago period, reflecting improved plant reliability, higher throughputs, and better production economics. Our Biodiesel production continues to ramp higher, with third quarter production rates expected to exceed second quarter levels.”

“We delivered $18.8 million in cash flow from operations during the second quarter which, including customer funding for a custom chemical contract, contributed to a sequential growth in liquidity exiting the second quarter,” stated Rose Sparks, Chief Financial Officer. “Second quarter Adjusted EBITDA increased to $11.8 million, an increase of more than $23 million versus the prior year, which supported improved free cash flow conversion in the period.”

“During the second quarter, we secured a four-year agreement with a third-party to monetize Section 45Z Clean Fuel Production and Small Producer Tax Credits, consistent with our continued focus on balance sheet optimization,” continued Sparks. “During the second half of 2026, we expect to receive $22 million in gross proceeds from the monetization of credits, including approximately $3 million in the third quarter and $19 million in the fourth quarter. At the end of the second quarter, we had total cash of $34.4 million, versus $22.4 million at the end of the first quarter of 2026, and no outstanding borrowings on our line of credit.”

“Looking ahead, demand conditions remain robust across both our chemicals and biofuels segments. While elevated input costs may continue to represent a near-term headwind for our business, we believe that our 100% domestic production footprint, deep technical expertise within specialty chemicals manufacturing, capital-lite approach to growth, and long-term collaborations with world-class customers position our business for continued, positive momentum,” concluded Polet.

SECOND QUARTER 2026 FINANCIAL PERFORMANCE

Consolidated Results

Total Revenue was $78.7 million in the second quarter of 2026, an increase of 120.7% compared to $35.7 million in the second quarter of 2025.  The increase in revenue was driven by higher throughputs, an improved revenue mix, and higher average pricing in both the Chemical and Biofuel segments.  Total volume growth was 40.4% during the second quarter of 2026, while average blended price increased by 80.2%.

Total gross profit was $15.0 million during the second quarter of 2026 versus a gross loss of ($12.4) million during the second quarter of 2025. Second quarter gross profit benefitted by $9.1 million related to the sale of physical inventory at prices above hedged levels, which fully offset realized derivative losses of ($9.1) million recognized during the first quarter of 2026.  Gross profit was benefited by unrealized derivative gains of $3.2 million during the second quarter of 2026.  Excluding the derivative impacts, the year-over-year improvement in gross profit was driven by higher throughputs and improved price realization in both the Chemicals and Biofuel segments.

The Company reported net income of $11.4 million during the second quarter of 2026, versus a net loss of ($14.2) million in the second quarter of 2025.  Adjusted EBITDA was $11.8 million during the second quarter of 2026 versus ($11.4) million during the second quarter of 2025.

Chemicals Segment

The Chemicals segment is a leading manufacturer of custom and performance specialty chemicals, providing highly engineered manufacturing solutions to a diversified portfolio of customers across industrial and specialty end markets. Supported by deep technical expertise, integrated manufacturing capabilities, and a culture of operational excellence, the segment is focused on delivering high-value solutions while expanding its portfolio of specialty chemical products.

Revenue increased to $25.8 million during the second quarter of 2026, an increase of 55.5% compared to $16.6 million in the second quarter of 2025.  The increase was primarily driven by a 49% increase in volume/product mix effects and a 6% benefit from higher average prices.  Custom Chemical revenue increased to $18.5 million during the second quarter, up 30% from $14.3 million last year primarily due to higher volumes of products sold to energy customers.  Performance Chemical revenue of $7.3 million during the second quarter was up from $2.4 million last year, an increase of 209%, primarily due to increased volumes for a new customer that began production during the fourth quarter of 2025.

Gross profit was $5.0 million during the second quarter of 2026, an improvement from $3.8 million in the second quarter of 2025.  The improvement was driven by increased sales volumes in the energy market including the new product revenue brought online in the fourth quarter of 2025, as well as increased fixed price absorption driven by the improved biofuel volumes.

Market conditions within the Chemicals segment continued to improve during the second quarter, as demonstrated by improved capacity utilization, higher pricing, and a growing pipeline of project activity.  During the last twelve months, the Company has increased total Chemicals production capacity by 12% and expects to achieve continued improved operating leverage as production scales from current levels.  Chemicals segment capacity utilization improved to 65% during the second quarter of 2026, up from 54% in the prior year period.

Biofuels Segment

The Biofuels segment manufactures and markets biodiesel and related co-products through a flexible, integrated production platform capable of processing a broad range of renewable feedstocks. Supported by strategically located storage, logistics, and distribution assets, the segment efficiently serves customers across North American renewable fuel markets.

Revenue increased 178% to $52.9 million during the second quarter of 2026, compared to $19.1 million in the same period last year.  The increase was primarily driven by increased regulatory clarity surrounding the Clean Fuel Production Credit and record-high renewable volume obligation (“RVO”) levels.

Gross profit for the second quarter of 2026 was $10.1 million, compared to a gross loss of ($13.5) million in the prior year period, reflecting meaningful improvement driven by higher sales volumes and stronger pricing realization. While the Company continues to benefit from significant feedstock optionality, elevated input costs have partially offset the favorable pricing environment for finished products. As previously disclosed, the Company recognized a ($9.1) million hedging loss in the first quarter of 2026, and second quarter results reflect a corresponding benefit of a similar magnitude as the underlying physical inventory was sold and those previously recognized hedging costs were recovered.

Market conditions within the Biofuels segment continued to improve during the second quarter of 2026 given a more favorable regulatory environment.  Biofuels capacity utilization improved to 56% during the second quarter, and sales volumes are expected to further improve during the second half of 2026 given improved regulatory clarity.  Input costs for soybean oil and other raw materials used in the production of biofuels remain elevated, which is expected to have a continued, near-term impact on Biofuels gross profit per gallon sold.

FINANCIAL RESOURCES AND LIQUIDITY

As of June 30, 2026, the Company had total cash and equivalents of $34.3 million, up from $22.4 million at March 31, 2026, and a $35 million revolving credit facility with no outstanding borrowings.  The increase in total cash between the first quarter of 2026 and the second quarter of 2026 was related to the reported operating profit in the second quarter of 2026 and customer funding related to a custom chemical contract, partially offset by increased working capital requirements related to new program activity and capital expenditures to support growth.

Net cash flow from operations was $18.8 million in the second quarter of 2026, compared to $5.2 million in the prior-year period. Capital expenditures were $8.0 million in the second quarter, including $2.9 million and $5.1 million related to maintenance and discretionary programs, respectively. In the first six months of 2026, capital expenditures were $13.4, including $4.1 million and $9.3 million related to maintenance and discretionary programs, respectively. Approximately $1.9 million and $3.5 million of the discretionary capital expenditures in the second quarter and first six months of 2026, respectively, were customer-funded investments related to capacity expansions and new customer programs.

BUSINESS HIGHLIGHTS

FutureFuel is focused on a multi-faceted strategy to drive long-term value creation, anchored by profitable organic and inorganic growth across its core Chemicals and Biofuels segments, enhanced operational discipline in areas such as plant optimization, procurement, and automation, and a returns-focused capital allocation framework that balances reinvestment in the business with shareholder returns, including share repurchases under its existing authorization and a quarterly cash dividend.

In the second quarter of 2026, the Company advanced this strategy through the following key actions outlined below.

●

Strengthening demand, new program wins support improved Chemicals segment utilization. Chemicals segment plant utilization, as defined by production divided by nameplate capacity, increased to 65% in the second quarter of 2026, versus 54% in the prior-year period, despite a 12% increase in total available capacity.  New customer program wins, and growth in existing customer activity, particularly from energy-related customers, contributed to improved production throughputs in the second quarter of 2026.

●

Customer-funded capacity additions to Chemical segment support long-term client engagement.  FutureFuel has entered into a definitive agreement with an existing chemicals customer under which the customer has committed to invest $25 million in the Batesville facility in 2026 and up to $17 million in 2027 to support incremental production capacity that is expected to come online in early fiscal 2028. Continued investment in large capital projects by both new and existing customers reflects the strength of the Batesville site's value proposition. The site's established infrastructure, advantageous cost structure, and integrated on-demand services provide a compelling and differentiated offering for customers seeking dedicated, U.S. based chemical production capacity.

●

Improved regulatory climate support increased utilization within Biofuels segment.  The Biofuel segment produced 8.4 million gallons during the second quarter of 2026, up from 2.0 million gallons during the first quarter of 2026.  Based on the improved regulatory clarity and the significant increase in the RVOs mandated by the U.S. Environmental Protection Agency, the Company expects Biofuels segment plant utilization to increase during the second half of 2026, up from 56% in the second quarter 2026.

FINANCIAL OUTLOOK

The following forward-looking guidance reflects the Company’s current expectations and beliefs as of May 11, 2026, and is subject to change. The following statements apply only as of the date of this press release and are expressly qualified in their entirety by the cautionary statements included elsewhere herein.

FutureFuel currently anticipates that favorable demand trends within its core Chemicals segment, together with an improved regulatory climate for its Biofuels segment, position the business to deliver positive Adjusted EBITDA(2) in the full-year 2026, excluding unrealized gains and losses on derivative instruments and inventory valuation adjustments.

The Company believes that it remains well-positioned to benefit from reshoring trends, supported by its vertically integrated domestic platform, as customers seek to localize production and mitigate supply chain risk.

CONFERENCE CALL AND WEBCAST

A conference call will be held on Tuesday, August 11, 2026, at 12:00 p.m. ET to review the Company’s financial results, discuss recent events and conduct a question-and-answer session.

A webcast of the conference call will be available in the Investor Relations section of the Company’s website at https://futurefuelcorporation.com/.  Individuals can also participate by teleconference dial-in. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software.

To participate in the live teleconference:

Domestic Live:                1-877-704-4453

International Live:           1-201-389-0920

To listen to a replay of the teleconference, which subsequently will be available through August 25, 2026:

Domestic Replay:           1-844-512-2921

International Replay:      1-412-317-6671

Conference ID:               13761746

ABOUT FUTUREFUEL

FutureFuel is a leading manufacturer of diversified chemical products and biofuels. FutureFuel's chemicals segment manufactures specialty chemicals for specific customers ("custom chemicals") as well as multi-customer specialty chemicals ("performance chemicals"). FutureFuel's custom manufacturing product portfolio includes proprietary agrochemicals, adhesion promoters, a biocide intermediate, and an antioxidant precursor. FutureFuel's performance chemicals products include a portfolio of proprietary nylon and polyester polymer modifiers and several small-volume specialty chemicals and solvents for diverse applications. FutureFuel's biofuels segment primarily produces and sells biodiesel to its customers. Please visit www.futurefuelcorporation.com for more information.

FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements deal with FutureFuel's current plans, intentions, beliefs, and expectations, and statements of future economic performance. Statements containing such terms as "believe," "do not believe," "plan," "expect," "intend," "estimate," "anticipate," and other phrases of similar meaning are considered to contain uncertainty and are forward-looking statements. In addition, from time-to-time FutureFuel or its representatives have made or will make forward-looking statements orally or in writing. Furthermore, such forward-looking statements may be included in various filings that the company makes with United States Securities and Exchange Commission (the "SEC"), in press releases, or in oral statements made by or with the approval of one of FutureFuel's authorized executive officers.  These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements. Factors that might cause actual results to differ include, but are not limited to, those set forth under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in FutureFuel's Form 10-K Annual Report for the year ended December 31, 2025, and in its future filings made with the SEC. An investor should not place undue reliance on any forward-looking statements contained in this document, which reflect FutureFuel management's opinions only as of their respective dates. Except as required by law, the company undertakes no obligation to revise or publicly release the results of any revisions to forward-looking statements. The risks and uncertainties described in this document and in current and future filings with the SEC are not the only ones faced by FutureFuel. New factors emerge from time to time, and it is not possible for the company to predict which will arise. There may be additional risks not presently known to the company or that the company currently believes are immaterial to its business. In addition, FutureFuel cannot assess the impact of each factor on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. If any such risks occur, FutureFuel's business, operating results, liquidity, and financial condition could be materially affected in an adverse manner. An investor should consult any additional disclosures FutureFuel has made or will make in its reports to the SEC on Forms 10-K, 10-Q, and 8-K, and any amendments thereto. All subsequent written and oral forward-looking statements attributable to FutureFuel or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements contained in this document.

NON-GAAP FINANCIAL MEASURES

In this press release, FutureFuel used adjusted EBITDA as a key operating metric to measure both performance and liquidity. Adjusted EBITDA is a non-GAAP financial measure. Adjusted EBITDA is not a substitute for operating income, net income, or cash flow from operating activities (each as determined in accordance with GAAP), as a measure of performance or liquidity. Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of results as reported under GAAP. FutureFuel defines adjusted EBITDA as net income before interest, income taxes, depreciation, and amortization expenses, excluding, when applicable, non-cash share-based compensation expense, public offering expenses, acquisition-related transaction costs, purchase accounting adjustments, loss on disposal of property and equipment, non-cash gains or losses on derivative instruments, and other non-operating income or expense. Information relating to adjusted EBITDA is provided so that investors have the same data that management employs in assessing the overall operation and liquidity of FutureFuel's business. FutureFuel's calculation of adjusted EBITDA may be different from similarly titled measures used by other companies; therefore, the results of its calculation are not necessarily comparable to the results of other companies. Adjusted EBITDA allows FutureFuel's chief operating decision makers to assess the performance and liquidity of FutureFuel's business on a consolidated basis to assess the ability of its operating segments to produce operating cash flow to fund working capital needs, to fund capital expenditures, and to pay dividends. In particular, FutureFuel management believes that adjusted EBITDA permits a comparative assessment of FutureFuel's operating performance and liquidity, relative to a performance and liquidity based on GAAP results, while isolating the effects of depreciation and amortization, which may vary among its operating segments without any correlation to their underlying operating performance, and of non-cash stock-based compensation expense, which is a non-cash expense that varies widely among similar companies, and non-cash gains and losses on derivative instruments, whose immediate recognition can cause net income to be volatile from quarter to quarter due to the timing of the valuation change in the derivative instruments relative to the sale of biofuel. A table included in this earnings release reconciles adjusted EBITDA with net income, the most directly comparable GAAP performance financial measure, and a table reconciles adjusted EBITDA with cash flows from operations, the most directly comparable GAAP liquidity financial measure.

FutureFuel Corp.

Condensed Consolidated Balance Sheets

(Dollars in thousands, except per share amounts)

(Unaudited)

	June 30, 2026	December 31, 2025
Assets
Cash and cash equivalents	$34,366	$51,316
Accounts receivable, net of allowances for credit losses of $36 and $28, respectively	20,104	9,405
Inventory, net	40,692	29,334
Other current assets	21,108	18,548
Total current assets	116,270	108,603
Property, plant and equipment, net	93,462	86,797
Other assets	5,309	4,922
Total noncurrent assets	98,771	91,719
Total Assets	$215,041	$200,322
Liabilities and Stockholders’ Equity
Accounts payable	$23,392	$10,673
Dividends payable	574	2,761
Other current liabilities	4,655	4,302
Total current liabilities	28,621	17,736
Deferred revenue – long-term	11,978	11,644
Other noncurrent liabilities	21,360	8,299
Total noncurrent liabilities	33,338	19,943
Total liabilities	61,959	37,679
Commitments and contingencies
Preferred stock, $0.0001 par value, 5,000,000 shares authorized, none issued and outstanding	-	-
Common stock, $0.0001 par value, 75,000,000 shares authorized, 43,863,318 and 43,863,507 shares issued and outstanding as of June 30, 2026 and December 31, 2025, respectively	4	4
Additional paid in capital	203,438	203,771
Retained earnings (accumulated deficit)	(50,360)	(41,132)
Total Stockholders’ Equity	153,082	162,643
Total Liabilities and Stockholders’ Equity	$215,041	$200,322

FutureFuel Corp.

Condensed Consolidated Statements of Operations and Net Income

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Revenue	$78,726	$35,673	$110,678	$53,211
Cost of goods sold and distribution	63,703	48,066	111,513	80,792
Gross profit (loss)	15,023	(12,393)	(835)	(27,581)
Selling, general, and administrative expenses	3,080	2,228	7,225	5,112
Research and development expenses	692	933	1,532	2,324
Total operating expenses	3,772	3,161	8,757	7,436
Income (loss) from operations	11,251	(15,554)	(9,592)	(35,017)
Interest income	209	1,042	507	2,243
Other income (expense), net	(21)	505	(50)	505
Other income, net	188	1,547	457	2,748
Income (loss) before income taxes	11,439	(14,007)	(9,135)	(32,269)
Income tax provision	69	183	77	15
Net income (loss)	$11,370	$(14,190)	$(9,212)	$(32,284)

Earnings (loss) per common share
Basic	$0.25	$(0.32)	$(0.21)	$(0.74)
Diluted	$0.25	$(0.32)	$(0.21)	$(0.74)
Weighted average shares outstanding
Basic	44,029,003	43,803,243	44,027,914	43,803,243
Diluted	44,039,829	43,803,243	44,027,914	43,803,243

FutureFuel Corp.

Consolidated Statements of Cash Flows

(Dollars in thousands)

(Unaudited)

	Six Months Ended June 30,
	2026	2025
Cash flows from operating activities
Net (loss) income	$(9,212)	$(32,284)
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation	5,331	4,739
Amortization of deferred financing costs	38	44
(Benefit) provision for deferred income taxes	63	2
Change in fair value of derivative instruments	(735)	(281)
Stock based compensation	529	462
(Gain) loss on disposal of property, plant, and equipment	-	(34)
Change in allowance for credit losses	9	15
Change in inventory reserve	501	524
Noncash interest expense	18	18
Changes in operating assets and liabilities:
Accounts receivable	(10,708)	10,935
Accounts receivable – related parties	-	-
Inventory	(11,859)	14,750
Income tax receivable	11	3
Prepaid expenses	1,976	1,882
Prepaid expenses – related parties	-	(12)
Other assets	(4,639)	(2,941)
Accounts payable	14,100	(2,367)
Accounts payable – related parties	1	(96)
Dividends payable	16	-
Accrued expenses and other current liabilities	1,150	3,579
Deferred revenue	(524)	3,142
Other noncurrent liabilities	12,707	(2,263)
Net cash (used in) provided by operating activities	(1,227)	(183)
Cash flows from investing activities
Collateralization of derivative instruments	726	859
Proceeds from the sale of property and equipment	-	34
Capital expenditures	(13,378)	(9,478)
Net cash used in investing activities	(12,652)	(8,585)
Cash flows from financing activities
Payment of dividends	(3,071)	(5,256)
Deferred financing costs	-	(365)
Net cash used in financing activities	(3,071)	(5,621)
Net change in cash and cash equivalents	(16,950)	(14,389)
Cash and cash equivalents at beginning of period	51,316	109,541
Cash and cash equivalents at end of period	$34,366	$95,152

Cash paid for income taxes	$3	$10
Noncash investing and financing activities
ROU assets obtained in exchange for new operating lease liabilities	$324	$-
Change in noncash capital expenditures	$(1,382)	$1,333

FutureFuel Corp.

Reconciliation of Non-GAAP Financial Measure to Financial Measure

(Dollars in thousands)

(Unaudited)

Reconciliation of Adjusted EBITDA to Net Income

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Net income (loss)	$11,370	$(14,190)	$(9,212)	$(32,284)
Depreciation	2,774	2,411	5,331	4,739
Non-cash stock-based compensation	224	236	529	462
Interest income, net	(179)	(1,068)	(448)	(2,305)
Non-cash interest expense and amortization of deferred financing costs	28	27	56	62
Gain on disposal of property and equipment	-	(3)	-	(34)
Unrealized gain on derivative instruments	(3,223)	(540)	(735)	(281)
Change in allowance for credit losses	(7)	16	9	15
Change in inventory reserve	232	977	501	524
Extraordinary maintenance costs	541	1,088	1,898	2,121
Other income	(9)	(505)	(9)	(505)
Income tax provision	69	183	77	15
Adjusted EBITDA	$11,820	$(11,368)	$(2,003)	$(27,471)

Reconciliation of Adjusted EBITDA to Net Cash Provided by Operating Activities

	Six Months Ended
	June 30,
	2026	2025
Net cash (used in) provided by operating activities	$(1,227)	$(183)
Deferred income taxes, net	(63)	(2)
Interest income	(448)	(2,305)
Income tax provision	77	15
Changes in operating assets and liabilities, net	(2,231)	(26,612)
Turnaround costs	1,898	2,121
Other income	(9)	(505)
Adjusted EBITDA	$(2,003)	$(27,471)

FutureFuel Corp.

Condensed Consolidated Segment Income

(Dollars in thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Revenue
Custom chemicals	$18,519	$14,250	$32,391	$22,659
Performance chemicals	7,330	2,369	13,090	3,325
Chemical revenue	25,849	16,619	45,481	25,984
Biofuel revenue	52,877	19,054	65,197	27,227
Total Revenue	$78,726	$35,673	$110,678	$53,211

Segment gross profit (loss)
Chemical	$4,937	$1,667	$2,418	$(4,062)
Biofuel	10,087	(10,434)	(3,252)	(19,268)
Total gross profit (loss)	$15,023	$(8,767)	$(835)	$(23,330)

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